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                                                                    EXHIBIT 99.1


                                                       [TENNECO AUTOMOTIVE LOGO]

NEWS RELEASE



For Immediate Release

Contacts:    Jane Ostrander
             Media Relations
             847 482-5607
             jane.ostrander@tenneco-automotive.com

             Leslie Hunziker
             Investor Relations
             847 482-5042
             leslie.hunziker@tenneco-automotive.com


              TENNECO AUTOMOTIVE WILL WEBCAST MAY 11 ANNUAL MEETING

Lake Forest, Illinois, May 5, 2004 - Tenneco Automotive (NYSE: TEN) will hold its annual meeting of stockholders on Tuesday, May 11 at 10:00 a.m. CDT. The meeting will be held at its corporate headquarters, located at 500 North Field Drive, Lake Forest, Illinois. Holders of common stock of record at the close of business on March 19, 2004, will be entitled to vote at the meeting or by proxy on the items of business as set forth in the proxy statement dated April 1, 2004.

In addition to the formal business matters, Mark P. Frissora, Tenneco Automotive Chairman and CEO, will review financial results and achievements for the year ended December 31, 2003 and the first quarter of 2004. He will also discuss the company's strategic priorities for the remainder of 2004.

To access Tenneco Automotive's listen-only annual meeting web cast, go the financial page of the company's web site at www.tenneco-automotive.com at least 15 minutes prior to the event to register and download any necessary software. The web cast will include an audio transmission of the proceedings, as well as slides used in the speaker presentation. Voting will not be available electronically through the web cast.

Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R)Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R)Elastomer noise, vibration and harshness control components.